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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-113143) and related Prospectus of Indus International, Inc. for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated May 13, 2003 with respect to the consolidated financial statements of Indus International, Inc. included in its Transition Report (Form 10-K) for the three-month period ended March 31, 2003, and May 14, 2003, with respect to the combined financial statements of Global Energy and Utility Solutions for the year ended September 30, 2002 included in the Current Report (Form 8-K/A) dated March 5, 2003, both filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Atlanta, Georgia
March 16, 2004